Exhibit 10.43

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment No. 1”) to the EMPLOYMENT AGREEMENT (the “Agreement”) by and between Sylvia Cheung (the “Executive”) and Anika Therapeutics, Inc., a Massachusetts corporation (the “Corporation”), dated as of March 22, 2010, is made this 8th day of December, 2010.

RECITALS

WHEREAS the Corporation and the Executive are parties to the Agreement;

AND WHEREAS, the Corporation and the Executive desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Section 5(b)(i) of the Agreement is hereby amended in its entirety, so that as amended such Section shall read as follows:

“(i) The Company shall pay the Executive an amount equal to the Executive’s Base Salary for the current fiscal year (the ‘Severance Amount’).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will commence to be paid in the second calendar year.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment.  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 8 of this Agreement, all payments of the Severance Amount shall immediately cease.”

2.           Section 6(a)(i)(A) of the Agreement is hereby amended in its entirety, so that as amended such Section shall read as follows:

“(A) Subject to the signing of the Release by the Executive within 45 days of the receipt of the Release and not revoking the Release during the seven day revocation period, the Company shall pay the Executive an amount (the ‘Change in Control Severance Amount’) equal to 1½ times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control).  The Change of Control Severance Amount shall commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Severance Amount will commence to be paid in the second calendar year.  If the Date of Termination occurs prior to a Change in Control, payment shall be made in equal installments in accordance with the Company’s payroll practice over 18 months, but amounts shall be increased after the Change in Control to reflect the higher level of severance provided by this Section 6.  If the Date of Termination occurs after a Change in Control, payment shall be made in a lump sum.”

3.           Except as set forth above, all terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Amendment No. 1.

ANIKA THERAPEUTICS, INC.

BY:	/s/ Charles H. Sherwood, Ph.D.
President and Chief Executive Officer

/s/ Sylvia Cheung
Sylvia Cheung